SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 19, 2018 (January 12, 2018)
Date of Report (Date of earliest event reported)

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

Item 2.01    Completion of Acquisition or Disposition of Assets.

On January 12, 2018, Craft Brew Alliance, Inc. ("CBA" or the “Company”), completed the sale of its brewing facilities in Woodinville, Washington, to assignees of Sound Commercial Investment Holdings, LLC, for a total purchase price of $24,500,000 (the "Sale Transaction"), pursuant to the terms and conditions in the Commercial and Investment Real Estate Purchase and Sale Agreement between the parties dated as of November 29, 2017, as amended by an Addendum dated December 29, 2017, and a Second Addendum dated January 5, 2018 (as amended, the "Agreement"). The assets that were sold included the real property, equipment, fixtures, mechanical systems, and certain personal property used in CBA's operation of the brewery and adjacent brewpub. CBA paid real estate brokerage commissions totaling $560,000 from the sale proceeds.

In contemplation of the sale of certain brewing and bottling equipment included in the Sale Transaction, $500,000 of the total purchase price will be placed in escrow within 60 days following the closing. If the purchaser of the equipment sells it for less than $3,500,000, the shortfall will be paid to the purchaser up to the amount held in escrow, with the balance, if any, paid to CBA. If the equipment has not been sold within 180 days following the closing date, the $500,000 in escrow will be paid to CBA.

The foregoing description of the material terms of the Sale Transaction is subject to the complete provisions set forth in the Agreement, a copy of which is filed with this report as Exhibit 2.1 and incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

Statements made in this report regarding CBA's or management’s intentions, expectations or predictions, including anticipated future cost savings and 2018 income tax expense, are forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in CBA’s reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for the year ended December 31, 2016.

As outlined during previous quarterly earnings calls in 2017, the sale of CBA’s Woodinville, Washington, brewing facility represents a key element of the Company’s ongoing work to manage its cost structure and improve capacity utilization across its national brewing footprint. With the closure of Woodinville, CBA has been able to transition production volume and better leverage its strategic brewing arrangement with A-B Commercial Strategies, LLC, in Fort Collins, Colorado, which delivers cost savings of approximately $10 per barrel, and improve capacity utilization at its owned breweries in Portland, Oregon; Portsmouth, New Hampshire; Seattle, Washington; and Kailua-Kona, Hawaii. The closure and sale removes 220,000 barrels of annual production capacity as reflected in the capacity utilization rates reported in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2017.

When CBA announced plans to close its Woodinville brewery and put the facility up for sale in May 2017, the Company reported that it expected to recognize $1.5 million in cost savings as a result of the closure. With the completion of the Sale Transaction, CBA anticipates another $2.0 million in cost savings for total annual cost savings of $3.5 million.

The Company recorded an impairment charge of approximately $490,000 in 2017, which represents approximately $0.02 per diluted share, due to the difference between the net proceeds and net book value of the assets being sold. As the impairment charge was recorded in 2017, CBA does not expect the closing of the Sale Transaction in early 2018 to have a material impact on its 2018 financial results apart from the cost savings described above. The impairment charge reflected the $500,000 to be placed in escrow to cover a potential shortfall in sale proceeds up to that amount upon the sale of the equipment purchased in the Sale Transaction, as described in Item 2.01 above. Sale proceeds in excess of transaction expenses will be used to reduce the outstanding balance on CBA's revolving line of credit.

As a result of an election to accelerate depreciation for tax purposes, CBA expects to record a taxable gain on the Sale Transaction of approximately $7.5 million in 2018, resulting in an expected tax expense of approximately $2.0 million.

At closing, an additional $515,000 was placed in escrow. CBA expects to receive those funds during 2018. Pending release of the funds, the $515,000 will be recorded in a Restricted Cash account on CBA’s Balance Sheet.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits: The exhibit listed below is filed with this report:

Exhibit 2.1Commercial and Investment Real Estate Purchase and Sale Agreement between Sound Commercial Investment Holdings, LLC, and Craft Brew Alliance, Inc., dated as of November 29, 2017, as amended by an Addendum dated December 29, 2017, and a Second Addendum dated January 5, 2018.*

* The Company has omitted schedules and similar attachments to the agreement pursuant to Item 601(b)(2) of Regulation S-K and will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: January 19, 2018	By:	/s/Edwin A. Smith
Edwin A. Smith
Corporate Controller and Principal
Accounting Officer

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